Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted

Information is indicated by [***]

CREDIT AGREEMENT

Dated as of October 29, 2024

among

EVE UAM, LLC

as Borrower

EVE HOLDING, INC.

as Guarantor

and

CITIBANK, N.A.

as Bank

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CREDIT AGREEMENT

This Credit Agreement (the “Agreement” which term includes any and all Addenda hereto, as such Agreement or Addenda may be amended, amended and restated, supplemented or otherwise modified from time to time), made as of the date mentioned below, by and among the Borrower (as defined below), the Guarantor (as defined below) and CITIBANK, N.A., (the “Bank”).

PART I - Definitions

Section 1.           Definitions.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) DEFINITIONS IN RESPECT OF THE PARTIES
Borrower:	EVE UAM, LLC, a Delaware limited liability company
Borrower Contact Information:	Attn.: [***] Tel.: [***] E-mail:[***] c/c legal@eveairmobility.com 1400 General Aviation Drive Melbourne, FL 32935
Guarantor:	EVE HOLDINGS, INC., a Delaware corporation
Guarantor Contact Information:	Attn.: Simone Galvão de Oliveira Tel.: [***] E-mail:[***] c/c legal@eveairmobility.com 1400 General Aviation Drive Melbourne, FL 32935

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(b) DEFINITIONS IN RESPECT OF THE FINANCING SUBJECT MATTER
Change in Law:

The occurrence, after the Date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

Date of the Agreement:	October 29, 2024
Default Rate:	The rate set out in the Addendum.
Governmental Authority:

The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

Interest Payment Date:	For the Advance, each Interest Payment Date as specified in the Addendum.
Interest Period:

For the applicable Advance, the period used as the basis of computation of interest on such Advance, beginning with the Disbursement Date and ending on but excluding the first Interest Payment Date; and each subsequent period from the last day of the immediately preceding Interest Period and ending on but excluding the next Interest Payment Date until the applicable Maturity Date and payment in full of the Advance.

Interest Rate:	For the Advance, the rate set out in the Addendum.
Interpolated Rate:

In relation to the Reference Rate for any Interest Period, a rate per annum which results from calculating, by extrapolating or interpolating (as applicable), on a linear basis:

(a)    (where the duration of an Interest Period is less than 30 days) from the relevant Reference Rate published for an overnight period (or, if not published for an overnight period, the overnight rate most closely applicable to the Reference Rate) to the Reference Rate published for a one month period;

(b)    (where the Interest Period falls between two periods for which the Reference Rate is available) between:

a.      the Reference Rate for the longest period for which the Reference Rate is available that is shorter than the Interest Period; and

b.      the Reference Rate for the shortest period for which the Reference Rate is available that is longer than the Interest Period; or

(c)    (where the Interest Period is longer than the longest period for which the Reference Rate is available) from the Reference Rate for the two longest periods for which the Reference Rate is available that are shorter than the Interest Period.

Maturity Date:

The date by which all payments for the Advance shall have been received, in accordance with the terms of Paragraph 3 – Repayment of the Advance set forth in the Addendum to the Credit Agreement in Exhibit A.

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Reference Rate:

Term SOFR, provided that, if the Bank determines and provides notice of such determination, in its sole discretion (which shall be conclusive absent manifest error) that such Reference Rate cannot be calculated, is no longer appropriate for the purposes of calculating interest or other amounts, or is not or ceases to be adopted in customary market usage in the relevant markets, the Reference Rate shall be the alternative rate and margin (which may be different to the previously specified rate) notified to the  Borrower by the Bank and which, in the Bank's opinion (which shall be conclusive absent manifest error):

(a)    shall take into account benchmark rates that are being generally accepted in the relevant markets; or

(b)    is otherwise an appropriate successor to the Reference Rate and results (so far as reasonably practicable) in no transfer of economic value to or from the Borrower.

If the Reference Rate is less than zero, then the Reference Rate shall be deemed to be 0% for the purposes of this Agreement (and such floor shall be applied using the conventions methodologies and conventions as the Bank determines are appropriate taking into account relevant market practice (including practices for U.S. Dollars)).

For avoidance of doubt, Term SOFR in connection with this agreement shall be deemed to be three-month Term SOFR.

RFR Banking Day:

Any day other than a Saturday or Sunday and a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities.

SOFR:

Means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Term SOFR:

Means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that is displayed on a screen or otherwise published by CME Group Benchmark Administration Limited (or a successor administrator of such rate selected by the Bank in its reasonable discretion) as so displayed or published on the date determined by the Bank that is no more than two Business Days prior to the first day of the relevant Interest Period.

If, for whatever reason, Term SOFR is not published in respect of a relevant calculation day, Term SOFR for that day shall be:

(a)    the last published rate for Term SOFR, unless sub-paragraph (b) below applies; or

(b)    a rate formally recommended by the Vendor or the supervisor responsible for Term SOFR or the Vendor, where the Bank considers that rate to be capable of use by the Bank across its business at that time.

Threshold Amount:

[***].

Vendor:	Means an information service or any successor information service in each case as selected by the Bank from time to time in its reasonable discretion.

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(c) ADDITIONAL DEFINITIONS
Addendum:	Exhibit A hereto and any additional document designated by the Bank as an Addendum.
Advance:

The disbursement to be made by the Bank in U.S. Dollars on the Disbursement Date in accordance with Section 2 hereof, or as the context may require, the principal amount of such disbursement from time to time outstanding.

Anti-Corruption Laws:

All laws, rules and regulations, as amended from time to time, concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, in each case, as amended and all other applicable anti-bribery and corruption laws.

Anti-Money Laundering Laws:

All laws, rules and regulations, as amended, concerning or relating to money laundering or terrorism financing, including, without limitation, the applicable money laundering statutes of all jurisdictions where any Obligor or any of their Parents or Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency.

Applicable GAAP:

Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

Bank Account:	[***].
Breakage Costs:	Has the meaning set forth in Section 25(b) hereof.
Business Day:

A day of the year on which banks are not required or authorized by law to close in New York City and except a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Change of Control:	Means, if Embraer S.A. ceases to (i) hold (directly or indirectly) a majority of the Voting Stock of any Obligor or (ii) control the management and policies of any Obligor.

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Cash Equivalents:	(a) [***], (b) [***], (c) [***], (d) [***]; (e) [***]; (f) [***].
Confidential Information:

Information that the Borrower furnishes to the Bank but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Bank from a source other than the Borrower, unless, to the actual knowledge of the recipient of such information, such source breached an obligation of confidentiality in providing such information to such recipient.

Debt Service:	[***].
Debt Service Coverage Ratio:	As of any date of determination, the ratio of (x) the sum of (i) Unrestricted Cash and Unrestricted Cash Equivalents, divided by (y) Debt Service.

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Disbursement Date:	The date on which the Advance is made by the Bank to the Borrower pursuant to Section 2 hereof and as so referenced in the Addendum.
Event of Default:	Has the meaning set forth in Section 11 hereof.
Guaranteed Obligations:	Has the meaning set forth in Section 32(a) hereof.
Indebtedness:

(a)    Indebtedness for borrowed money or for the deferred purchase price of property or services, (b) obligations as lessee under leases which shall have been or should be, in accordance with Applicable GAAP recorded as capital leases, (c) obligations under direct or indirect guarantees in respect of indebtedness or obligations of others of the kinds referred to in clause (a) or (b) above, and (d) obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) or (b) above.

Indemnified Party:	Has the meaning set forth in Section 23 hereof.
Lien:

Any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

Liquidity Event:	[***].
Material Adverse Change:	Any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of any Obligor, or the Obligors and their Subsidiaries, taken as a whole.
Material Adverse Effect:

A material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Obligor or the Obligors and their Subsidiaries, taken as a whole, (b) the rights and remedies of the Bank under this Agreement or any Note or (c) the ability of the Borrower or the Guarantor to perform its obligations under this Agreement or any Note.

Note:	Has the meaning set forth in Section 2(d) hereof.
Obligors:	The Guarantor together with the Borrower, and “Obligor” means any of Borrower or Guarantor, as the context requires.
Other Taxes:	Has the meaning set forth in Section 6(b) hereof.
Parent:	Any Person who controls or owns fifty-one percent (51%) or more, in the aggregate, directly or indirectly, of another Person.
Patriot Act:

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

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Permitted Lien:	[***].
Person:

An individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, a government or any political subdivision or agency thereof, a limited liability company or any other legal entity, including the Obligors.

Rating Agency:	Means, any of (a) S&P; (b) Fitch; and (c) Moody’s.
Sanctioned Jurisdiction:	At any time, a country or territory that is, or whose government is, the subject of comprehensive Sanctions.
Sanctioned Person:

At any time, (a) any Person listed in any Sanctions-related list maintained by any Sanctions Authority, (b) any Person domiciled, organized or resident in a Sanctioned Jurisdiction, or (c) any other Person that is the subject of Sanctions, including, without limitation, any Person controlled or fifty percent (50%) or more owned in the aggregate, directly or indirectly, by, or acting for or on behalf of, or at the direction of, any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions:	Economic, trade or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by any Sanctions Authority.
Sanctions Authority:

The United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, the United Kingdom (including, without limitation, the Office of Financial Sanctions Implementation of His Majesty’s Treasury), the European Union and any EU member state, the United Nations Security Council and any other relevant sanctions authority.

Subsidiary:

Of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

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Taxes:	Has the meaning set forth in Section 6(a) hereof.
Type Certification

Means a type certification for electric vertical take-off and landing (eVTOL) aircraft from the from Federal Aviation Administration and the Civil Aviation Agency of Brazil (Agência Nacional de Aviação Civil), in each case, in form and substance satisfactory to Bank.

United States and U.S.:	The United States of America.
Unrestricted Cash and Unrestricted Cash Equivalents

On any date of determination, with respect to Guarantor and Borrower, and in each case, any of its Subsidiaries,  on a consolidated basis, (i) cash and Cash Equivalents held by such person that are not subject to any Lien (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are with an entity other than such person as deposits or security for contractual obligations, or are otherwise restricted or reserved.

U.S. Dollars, U.S.$, or $:	The lawful currency of the United States.
Voting Stock

Means equity interests in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such equity interests having such power only by reason of the happening of a contingency).

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PART II - GENERAL TERMS AND CONDITIONS

Section 2.     The Advance. (a) Subject to the terms and conditions and relying upon the representations and warranties set forth herein, the Bank agrees to provide to the Borrower on the Disbursement Date, the Advance, in the amount and subject to the amortization payment dates specified in the Addendum hereto, which Advance shall equal an amount not to exceed Fifty Million U.S. Dollars ($50,000,000) on such date (the “Draw”). Amounts repaid or prepaid by or on behalf of the Borrower in respect of the Advance may not be reborrowed and any amount not borrowed on the Disbursement Date shall be canceled. For avoidance of doubt, only one Draw shall be permitted pursuant to this Agreement.

(b)                In addition to the satisfaction of the other conditions set forth herein, the Advance shall be evidenced by the Addendum to this Agreement, which Addendum shall be irrevocable and binding on the Borrower.

(c)                [Reserved].

(d)             On or before the Disbursement Date, the Borrower shall deliver to the Bank a promissory note substantially in the form of Exhibit B hereto (the “Note”), payable to the order of the Bank, in the principal amount equal to one hundred percent (100%) of the Advance.  The Borrower shall deliver to the Bank such Note duly executed by an authorized signatory of the Borrower and guaranteed by the Guarantor.  The Bank shall have no obligation hereunder to make the Advance if it shall not have previously received such Note as executed by the Borrower at the principal offices of the Bank as identified in Section 13 below.

Section 3.    Repayment of the Advance. (a) The Borrower shall make direct payment to the Bank at the address specified in the Addendum and as specified in the Addendum, with each such payment to be made in U.S. Dollars in accordance with Section 5 below. [***]

(b)               The existence of the payment mechanism set forth in clause (a) above shall in no respect limit the ability of the Bank to demand payment from the Borrower under the Note.

(c)               If, as of the Maturity Date, any of the principal amount of the Advance and/or any interest thereon shall remain outstanding (that is, payment therefor shall not have been received in the Bank Account), or if, at any time, any such payment of such principal or interest shall be rescinded or the Bank shall be required to refund any such payment to the Borrower, the Bank, in its sole discretion, may require that the Borrower make payment of such amounts in U.S. Dollars directly to the Bank.

(d)              The Borrower shall have the right to prepay the Advance at any time or from time to time, which prepayment shall in each case be made together with accrued and unpaid interest thereon and all other amounts payable under this Agreement (including without limitation Sections 7(b) and 25(b) hereof), provided, that (i) the Borrower shall give the Bank three (3) Business Days’ prior written notice of each such prepayment, (ii) each such prepayment under this Section 3 shall be applied to the unpaid installments of the Advance in the inverse order of their maturity, (iii) each partial prepayment shall be in the [***], and (iv) the Borrower shall pay [***]. Amounts prepaid hereunder may not be reborrowed. Unless agreed by Bank in its sole discretion, no prepayment hereunder shall be made on any day that is not an RFR Banking Day, and if any prepayment to be made shall fall due on a day that is not an RFR Banking Day, payment shall be made on the next succeeding RFR Banking Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

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Section 4.     Interest.  (a) In addition to its obligation to repay the principal amount of the Advance as set forth in Section 3 above, the Borrower shall pay interest to the Bank on each Interest Payment Date on the unpaid principal amount of the Advance from time to time outstanding, from the Date of the Agreement to and including the date on which repayment in full of such Advance occurs.  The rate of interest to be applied with respect to each Advance shall be the rate specified in the Addendum.

(b)               Interest payable under clause (a) above shall be subject to the following terms and conditions:

(i)                 Each payment of interest to be made by the Borrower with respect to an Interest Period shall be due and payable on an Interest Payment Date; and

(ii)               The rate of interest to be applied on all interest obligations of the Borrower hereunder shall be the lower of (A) the Interest Rate, and (B) the highest rate permitted with respect to such obligation under the laws of the State of New York.

(c)              Any amount due hereunder, on account of principal of the Advance and, including to the extent permitted under applicable law, any amount of interest on the Advance, which is not paid on each of their due dates, as defined in the Addendum, shall accrue interest at the Default Rate until the date the Bank receives such overdue amount.

Section 5.   Payments and Computations. (a) All amounts due from the Borrower hereunder and under any instrument delivered hereunder shall be made not later than 11:00 a.m. (New York City time) on the day when due, in lawful money of the United States (in freely transferable U.S. Dollars), to the Bank Account.

(b)               All computations of interest shall be made by the Bank on the basis of a year of three hundred sixty (360) days for the actual number of days occurring in the period for which such interest is payable.

(c)             Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause such payment to be made in a new calendar month, such payment shall be made on the immediately preceding Business Day.

Section 6.                Taxes. (a) Any and all payments made to the Bank hereunder, under the Notes or under any instrument delivered hereunder shall be made in accordance with this Agreement or the applicable provisions of such other instrument, free and clear of and without deduction for any and all present and future taxes (including, without limitation, value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (A) taxes imposed on its overall net income, branch profit taxes and franchise taxes imposed on it in lieu of net income taxes, (x) by the jurisdiction under the laws of which the Bank is organized, or in which its lending office is located, or any political subdivision thereof or (y) as a result of a present or former connection between the Bank and the jurisdiction imposing such tax (other than connections solely arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Agreement, the Notes or any instrument delivered hereunder, or sold or assigned an interest in this Agreement, the Notes or any instrument delivered hereunder), (B) U.S. federal withholding taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in this Agreement, the Notes or any instrument delivered hereunder pursuant to a law in effect on the date on which (x) the Bank (or its assignee) acquires such interest in this Agreement, the Notes or any instrument delivered hereunder or (y) the Bank (or its assignee) changes its lending office, except in each case to the extent that, pursuant to this Section 6, amounts with respect to such taxes were payable either to the Bank immediately before such assignee became a party hereto or to the Bank or its assignee immediately before it changed its lending office, (C) taxes attributable to the Bank’s failure to comply with Section 6(e) and (D) any U.S. federal withholding taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as “Taxes”).  If the Obligors shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other instrument to be delivered hereunder to the Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6), the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligors shall make such deductions, and (iii) the Obligors shall pay the full amount deducted to the relevant taxation authority in accordance with applicable law.

(b)               In addition, the Obligors shall pay any present or future stamp or documentary taxes or any other taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or under any other instrument to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other instrument to be delivered hereunder, except any taxes imposed with respect to an assignment (hereinafter referred to as “Other Taxes”).

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(c)               The Obligors shall indemnify the Bank for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, any Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 6) imposed on or paid by the Bank or any affiliate of the Bank in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days from the date the Bank makes written demand therefor.

(d)              Within thirty (30) days after the date of any payment of Taxes, the Obligors shall furnish to the Bank, at its address referred to in Section 13 hereof, the original or a certified copy of a receipt evidencing payment.

(e)                The Bank shall upon written request (but only if the Bank is lawfully able to do so) provide the Borrower with two (2) copies of any form, document or other certification, appropriately completed, necessary for the Bank to be exempt from, or entitled to a reduced rate of Tax on payments pursuant to this Agreement and the Notes.  To the extent that any such form, document or certification becomes obsolete, the Bank shall upon written request, provide either an updated or successor form, document or certification to the Borrower.

(f)              If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 6 (including by the payment of additional amounts pursuant to this Section 6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant taxation authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant taxation authority) in the event that such indemnified party is required to repay such refund to such taxation authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other person.

Section 7.    Increased Costs. (a) If, due to any Change in Law, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining the Advance, then the Borrower shall, from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to indemnify the Bank against such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive evidence, absent manifest error, of such costs. Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(b)               If any payment of the principal amount of the Advance shall be made other than in accordance with Sections 3(a) and (c) hereof, the Borrower shall, upon demand, pay to the Bank any amount required to compensate the Bank for actual additional losses, costs and expenses which the Bank shall have actually incurred as a result thereof.  Such losses, costs and expenses shall include, without limitation, any loss cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain the Advance.

(c)                Notwithstanding any other provision herein, if, after the date hereof, any Change in Law shall make it unlawful for the Bank to make or maintain the Advance or to give effect to the Advance then, by written notice to the Borrower, the Bank may require that the Borrower prepay the Advance on or before (x) the date which occurs thirty (30) days after such notice is delivered or (y) the next Interest Payment Date; provided, in each case, that earlier repayment is not required by law, together with accrued interest thereon and other amounts payable with respect thereto, if any.

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(d)               In case the Interest Rate or any other interest rate applicable under this Agreement should on any date be determined to be illegal or unenforceable due to usury limits or to a Change in Law, the interest rate applicable under this Agreement for each such date shall be the maximum rate permitted by law or regulation.

(e)                If, on or before the first day of any Interest Period:

(i)                 the Bank determines that the Reference Rate cannot be determined for such Interest Period pursuant to the definition thereof, or

(ii)               the Reference Rate for such Interest Period will not be adequate to cover the cost to the Bank of making or maintaining the Advance for such Interest Period,

then, in either case, the Bank shall determine the rate basis reflecting its cost of funding the Advance for such Interest Period, and such rate basis shall be binding upon the Borrower and shall apply in lieu of the Reference Rate for such Interest Period (such calculation to be conclusive and binding on the Borrower in the absence of manifest error).

Section 8.                Conditions Precedent to the Advance. (a) The obligation of the Bank to make the Advance is subject to the conditions precedent that no event or condition that could have a Material Adverse Effect shall have occurred since the date of the latest audited financial statements provided prior to the Date of the Agreement, and further that the Bank shall have received on or before the Date of the Agreement (as may be extended by Bank in its sole discretion) the following (with each such document to be dated on or before such day (unless otherwise provided) and in form and substance satisfactory to the Bank):

(i)                 This Agreement duly executed by each Obligor;

(ii)               The Addendum duly executed by each Obligor;

(iii)              A Note (substantially in the form of Exhibit B hereto) duly executed by the Borrower;

(iv)             Certified copies of the resolutions of the Board of Directors or equivalent body of the Obligors or extracts thereof, as applicable, approving this Agreement, as applicable, and of all documents evidencing other necessary corporate or other action;

(v)               Such other documents requested by the Bank which, in the Bank’s opinion, are necessary to evidence the Obligors’, as applicable, ability to execute, deliver and perform this Agreement and the Note which shall evidence the Advance;

(vi)             If the Bank shall so require, the favorable opinion of counsel for the Borrower and/or the Guarantor, as to the matters referred to in Section 9 hereof, and as to such other matters as the Bank may reasonably request;

(vii)           The Borrower shall pay all reasonable fees and expenses required to be paid hereunder on the Date of the Agreement to the extent invoiced prior to the Date of the Agreement in connection with the preparation, execution and delivery of this Agreement;

(viii)           At least five days prior to any Advance, any documents reasonably requested by Bank under applicable “know your customer” and anti-money laundering rules and regulations;

(viii)          The following statements shall be true, and the Bank shall have received a certificate or certificates signed by a duly authorized officer or manager of each Obligor, in form and substance satisfactory to the Bank, stating that:

(A)             The representations and warranties contained in Section 9 hereof are correct on and as of the Disbursement Date as though made on such date;

(B)              No event has occurred and is continuing, or would result from the Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

(C)              There shall not have occurred any event that could have a Material Adverse Effect; and

(ix)             There shall not have occurred any materially adverse circumstance, change or condition in (A) the bank loan, financial or capital markets generally or (B) in the United States (or in the financial or capital markets of the United States) or in the market for loans to and debt securities of United States borrowers.

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Section 9.     Representations and Warranties. Each Obligor hereby represents and warrants as follows:

(a)                Each Obligor (i) is a corporation or limited liability company, as applicable, in each case, duly incorporated, validly existing under the laws of Delaware, (ii) has all requisite power and authority, corporate or otherwise (including, without limitation, all governmental licenses, permits and other approvals), to conduct its business as now and as proposed to be conducted, (iii) to own, lease and operate its properties to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect [***] and (iv) to execute and deliver and to perform all of its obligations under this Agreement and the Notes.

(b)               The execution, delivery and performance by each Obligor of this Agreement and the Notes will not (i) violate, or result in a violation by the Bank or any other Person,  any provision of any law, regulation (including, without limitation, Sanctions, export controls imposed, administered or enforced by the United States, the European Union, any member state of the European Union, the United Kingdom, the United Nations or other relevant governmental authority, foreign exchange control regulations, anti-boycott rules, and other trade-related regulation), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each Obligor, or any provision of the charter or by-laws of each Obligor, or (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which each Obligor is a party or by which it or its properties may be bound or affected.

(c)                The balance sheets most recently provided to the Bank by and of Guarantor and its consolidated Subsidiaries, and the related statements of income and retained earnings of Guarantor and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Bank, accompanied by an opinion of independent public accountants acceptable to the Bank, fairly present the condition (financial or otherwise) of Guarantor and its consolidated Subsidiaries as at such date and the business and results of the operations of Guarantor and its consolidated Subsidiaries for the period ended on such date, all in accordance with Applicable GAAP; and from the date of the audited financial statements referred to in Section 8(a) hereof, there has been no Material Adverse Change.

(d)               There is no pending or threatened action, suit, investigation, litigation, or proceeding, including, without limitation, any environmental action, affecting any Obligor or any Subsidiary or affiliates before any court or governmental agency, which (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(e)                This Agreement constitutes, and the Notes when duly executed and delivered by the Obligors (as well as each document to be delivered by the Obligors hereunder or in connection herewith) shall constitute, legal, valid and binding obligations of the Obligors, enforceable against each of them in accordance with their respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

(f)                No authorization, consent, approval, license, exemption or filing or registration with any court or governmental agency or instrumentality is or will be necessary to the valid execution, delivery or performance by the Obligors of this Agreement and the Notes.

(g)                [***]

(h)               No part of the proceeds will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(i)                 Each Obligor has filed and paid and discharged all Taxes, Other Taxes and/or assessments of any nature, imposed upon it, by any Governmental Authority, except (i) to the extent that any such assessment is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j)                 Each Obligor and each of their Parents and Subsidiaries are conducting their business in compliance with applicable Anti-Corruption Laws in all material respects and each Obligor and each of their Parents, Subsidiaries, and each of their respective directors and, to the knowledge of such Obligor after due inquiry, each of their respective employees, controlled affiliates, agents, representatives and other Persons acting for the benefit of such Obligor are in compliance with all applicable Anti-Corruption Laws in all material respects and are not under investigation for or being charged with any violation of Anti-Corruption Laws, in each case, except as disclosed to the Bank by such Obligor in writing.

(k)               Each Obligor has implemented and maintains in effect and is subject to, policies and procedures designed to promote and achieve compliance by such Obligor and its Subsidiaries, and each of their respective directors, officers, employees, controlled affiliates, agents and representatives with all applicable Anti-Corruption Laws.

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(l)                 Each Obligor and each of their Parents and Subsidiaries, and each of their respective directors and officers and, to the knowledge of such Obligor, each of their respective employees, agents, representatives and controlled affiliates, are in compliance with all Sanctions and no Obligor, and none of their Parents, Subsidiaries, or their respective directors or officers or, to the knowledge of such Obligor, none of their respective employees, agents, controlled affiliates or representatives is a Sanctioned Person or the target of any export prohibitions under U.S. export controls.

(m)             The operations of each Obligor and each of their Parents and Subsidiaries are and have been conducted at all times in compliance with applicable Anti-Money Laundering Laws in all material respects and no action, suit or proceeding by or before any court or governmental agency, authority or body involving any Obligor or any of their Parents or Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of such Obligor after due inquiry, threatened.

(n)               The Borrower has not created, incurred, assumed or suffered to exist any Indebtedness the proceeds of which are to be used in the same, or a similar, manner as the proceeds of the Advance with respect to the same suppliers.

Section 10.           Covenants.  (a) Affirmative Covenants. So long as any amount shall remain outstanding hereunder or otherwise in connection with the Advance or the Note, each Obligor will, and will cause each of its Subsidiaries to, in each case unless the Bank shall otherwise consent in writing:

(i)            Reporting Requirements.  Furnish to the Bank:

(A)             immediately upon the occurrence of each Event of Default, or each event which with the giving of notice or lapse of time or both would constitute an Event of Default, a statement of the Borrower setting forth details of such Event of Default or event and the action which each Obligor proposes to take with respect thereto;

(B)              as soon as available and in any event [***], [***] and [***], calculated in accordance with Applicable GAAP and otherwise in form acceptable to the Bank, (all of which may be provided by means of delivery of the applicable SEC Form, which will be deemed delivered upon filing thereof) and certificates of either the Chief Financial Officer or Chief Accounting Officer of the Obligors as to compliance with the terms of this Agreement;

(C)              as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, a copy of the annual audit report for such year for Guarantor and its consolidated Subsidiaries including therein a balance sheet of Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and statements of income, cash flows and retained earnings of Guarantor and its consolidated Subsidiaries for such fiscal year, calculated in accordance with Applicable GAAP, provided that in the event the Obligors do not have their annual report audited by independent public accountants acceptable to the Bank, such annual report must be certified by either the Chief Financial Officer or Chief Accounting Officer of the Obligors as to compliance with the terms of this Agreement; provided that, notwithstanding the foregoing, documents required to be delivered pursuant to clauses (B) and (C) above to the extent any such documents are included in materials otherwise filed with the U.S. Securities Exchange Commission may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which the relevant Obligor posts such documents, or provides a link thereto on relevant Obligor’s website on the Internet or (ii) on which such documents are posted on any platform; provided further that relevant Obligor shall deliver paper copies of such documents to the Bank or if the Bank requests relevant Obligor to deliver such paper copies to the extent such documents are unavailable to the  Bank;

(D)             together with the financial statements delivered pursuant to Section 10(a)(i)(B), a compliance certificate in form and substance satisfactory to Bank, which shall include a calculation evidencing compliance with the financial covenant set forth in Section 10(c); and

(E)              at any time upon notice by the Bank, any and all additional documentation to evidence the use of the proceeds of the Advance, including copies of invoices being financed and related supporting documentation, in form and substance satisfactory to the Bank in its sole discretion.

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(ii)               Ranking; Priority.  [***]

(iii)            Visitation Rights. At any reasonable time during business hours with five (5) prior notice no more than two times per year, except during the occurrence and continuation of an Event of Default, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Obligor and any of its respective Subsidiaries, and to discuss the operations, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors and with their independent certified public accountants.

(iv)             Compliance. Do or cause to be done all things from time to time necessary to (A) preserve, renew and keep in full force and effect its legal existence, rights (including without limitation all real and intellectual property rights), privileges, licenses, franchises and any governmental or third party approvals necessary to conduct its business, (B) maintain in full force and effect all licenses, recordings, registrations, permits, consents or authorizations of, or approvals by, any Governmental Authority necessary under the laws of the United States for the making and performance by it, and for the validity and enforcement of this Agreement, and (C) comply, and cause each of its respective Subsidiaries to comply and remain in compliance with all applicable laws, rules, orders and regulations (including environmental laws) and with all material contractual obligations applicable to it, except, with respect (A), (B) and (C), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)               Maintenance of Insurance. Maintain, and cause each of its respective Subsidiaries to maintain, its property duly insured with responsible and reputable insurance companies or associations in such amounts and covering such risks as it reasonably deems necessary, and, upon the request of the Bank, promptly furnish to the Bank copies or other evidence of such insurance policies as may be in effect from time to time.

(vi)             Payment of Taxes, Assessments. Duly pay and discharge all Taxes, Other Taxes and/or assessments of any nature, imposed upon it, prior to the date on which penalties attached thereto.

(vii)            Anti-Corruption and Anti-Money Laundering.

(A)             Conduct, and cause each of their Parents and Subsidiaries to conduct, their business in compliance with Anti-Corruption Laws in all material respects.

(B)              Maintain in effect, or adhere to, policies and procedures designed to promote and achieve compliance by such Obligor and its Subsidiaries, and each of their respective directors, officers, employees, controlled affiliates, agents and representatives with all applicable Anti-Corruption Laws.

(C)              Conduct, and cause each of their Parents and Subsidiaries to conduct, their business in compliance with Anti-Money Laundering Laws in all material respects.

(viii)        Use of Proceeds. Use the proceeds of any Advances for the Borrower’s payments to the suppliers and/or to finance the prepayment of its costs of producing and selling its goods and all documentation relating to such commercial transactions shall be valid and fully enforceable in the jurisdiction of the Borrower.

(ix)             Information. All reports, certificates or other information furnished (whether in writing or orally) by or on behalf of any Obligor or any of its respective Subsidiaries, in each case, to Bank in connection with the transactions contemplated hereby or delivered hereunder (as modified or supplemented by other information so furnished) shall be true in correct in all material respects and shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)               Negative Covenants. So long as any amount shall remain outstanding hereunder or otherwise in connection with the Advance or the Note, each Obligor will not and will not permit any of its respective Subsidiaries to, unless the Bank shall otherwise consent in writing:

(i)                 Sales of Assets, Etc.  [***]

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(ii)               Restriction on Other Indebtedness. Create, assume or suffer or permit to exist any [***] or any [***] equal to or greater than [***] plus [***] hereunder; provided, that any [***] from by or with credit support from [***] one or more of the institutions set forth in (e) of the definition of [***] or (y) [***].

(iii)            Mergers, Etc. Spin-off, split, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its property, or all or substantially all of the stock of any of its respective Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, apply to be wound up or dissolve.

(iv)             Use of Proceeds. Use, or allow their respective directors, officers, employees to use or, to the knowledge of such Obligor, allow any of their respective affiliates, agents or representatives to use, any part of any proceeds of [***], or [***] (i) [***]and (ii) [***], (w) to fund or facilitate any activities or business of or with any Person that, at the time of such funding or facilitation, is a Sanctioned Person, in violation of applicable sanctions (x) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction or any activities or business of or with the government of such Sanctioned Jurisdiction, in each case, in violation of applicable Sanctions or (y) in any manner that would result in a violation by any Person participating in this Agreement, whether as lender, underwriter, advisor, investor or otherwise of Sanctions or (z) in violation of any applicable law, including, without limitation, applicable Anti-Corruption Laws.

(v)               Financial Accounting/Calculations. Make or permit, or permit any of its respective Subsidiaries to make or permit any change in its financial calculation method except as required by the laws of the United States.

(vi)             Transactions with Affiliates. Enter or permit any of its respective Subsidiaries to enter, directly or indirectly, into any transaction, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon commercially reasonable terms that are no less favorable to it than those which might be obtained in a comparable [***].

(vii)           Liens. Create, assume or suffer to exist, and will not permit any of its Subsidiaries to create, assume or suffer to exist, any Lien on any of its property now owned or hereafter acquired by it [***].

(c)                Financial Covenants. [***]

Section 11.           Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)                The Borrower shall fail to pay any installment of (i) (x) principal of the Advance, when due or (y) payment of the obligations under this Agreement in full in cash upon a Change of Control or (ii) shall fail to pay interest or fulfill any of its other payment obligations hereunder, including, but not limited to, any fees or expenses or the failure to make payment in accordance with Sections 3 and 4 above within three (3) Business Days after such payment is due; or

(b)               Any representation or warranty made by any Obligor or any of its Subsidiaries, in each case, in this Agreement (including any representation or warranty made under Section 9 above), or in any certificate, agreement, instrument or statement contemplated hereby or made or delivered pursuant hereto or in connection herewith, shall prove to have been incorrect in any material respect and, if capable of remedy, continue unremedied for a period of thirty (30) days after notice thereof by the; or

(c)                (i) Any Obligor or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall continue unremedied for a period of thirty (30) or more days after an Obligor becomes aware thereof or (ii) any Obligor or any of its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in Section 10(b)-(c); or

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(d)               Any Obligor, any direct or indirect Parent thereof, or, in each case, any of its respective Subsidiaries shall fail to pay [***], [***] or [***] on or any other amount payable in respect of any Indebtedness that is outstanding in a principal amount equal to or greater than (x) for any Obligor, [***] and (y) for the Parent, [***], either individually or in the aggregate, for the [***] and their Subsidiaries and for the Parent and its Subsidiaries (other than the Obligors), when the same becomes due and payable (whether by scheduled maturity, acceleration or otherwise); or any such Indebtedness shall be declared to be due and payable prior to the stated maturity thereof; or any other event shall occur or condition shall exist the effect of which is to accelerate, or permit the acceleration of, the maturity of any such [***], or the Obligors or one of its respective Subsidiaries shall otherwise be in default under any agreement for the payment of any such [***];

(e)                This Agreement or any Note shall, at any time and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the any Obligor, or the any Obligor shall deny that it has any or further liability or obligation hereunder or thereunder; or

(f)                Any provision of any guarantee, aval, mortgage, pledge, security agreement, or other document or agreement executed (whether as a condition precedent to this Agreement or subsequent hereto) to guarantee or secure the performance by any Obligor of any of its obligations hereunder shall for any reason cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Person or entity executing such document or agreement, or such Person or entity (or any Obligor) shall deny any or further liability or obligation hereunder or thereunder; or

(g)               Any Obligor or any of its Subsidiaries shall be adjudicated bankrupt or insolvent, or shall admit in writing their inability to pay their debts as they mature, or shall make any assignment for the benefit of creditors; or any Obligor or any of its Subsidiaries shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, winding-up, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding or a proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property shall be instituted (by petition, application or otherwise) against any of them and in either case shall remain undismissed for a period of thirty (30) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any of them and such judgment, writ, or similar process shall not be released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)               Any other event which under any applicable law would have an effect analogous to any of those events listed in Section 11(g) above; or

(i)                A Material Adverse Change; or

(j)               Any judgment or order for the payment of money in an aggregate amount equal to or greater than [***] shall be rendered [***], and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of [***] during which a stay of enforcement of such judgment or order shall not be in effect;

then, and in any such event, the Bank may by notice to the Borrower (i) declare its obligation to make the Advance to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare, upon notice to the Borrower, the Advance, the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Borrower shall be obligated forthwith to make payment of the Advance, the Notes, all such interest and all such amounts without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under clause (g) above, (A) the obligation of the Bank to make the Advance shall automatically be terminated and (B) the Notes, all such interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 12.           Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement, or any instrument delivered hereunder, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case, shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

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Section 13.           Notices, Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing, and shall be sent via express mail, recognized expedited delivery courier service, or facsimile confirmed by written or email with electronic confirmation of receipt, as follows: if to the Borrower, addressed to it at its address specified in Section 1 hereof in the definition of “Borrower Contact Information”; if to the Guarantor, addressed to it at its address specified in Section 1 hereof in the definition of “Guarantor Contact Information”; and if to the Bank, c/o Citibank  3800 Citibank Center, Building B1, Tampa, FL 33610, Attention: Trade Loans Service Team, email: USTRADEELOANS@citi.com, Phone: 1 866 498-8670, and as otherwise directed in writing by the Bank or, as to each of the parties, at such other address as shall be designated by such party in a written notice to the other parties.  All notices, requests, demands, and other communications provided for hereunder shall be effective when deposited in the mails or delivered to the telegraph company, addressed as aforesaid.

Section 14.           No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power or remedy hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 15.           Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any Note in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase U.S. Dollars with such other currency on the Business Day preceding that on which final judgment is given.

(b)               The obligation of the Obligors in respect of any sum due from it to the Bank hereunder or under any Notes shall, notwithstanding any judgment in currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in such other currency the Bank may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to the Bank in U.S. Dollars, the Obligors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Bank in U.S. Dollars, the Bank agrees to remit to the relevant Obligor such excess.

Section 16.           Consent to Jurisdiction; Waiver of Immunities. (a) This Agreement shall be deemed to have been made in New York County, New York.  The Obligors hereby irrevocably submit to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement and the Obligors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  The Obligors agree not to bring any action or proceeding against the Bank in connection with this Agreement in any court other than as specified above. The Obligors hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Obligors irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Obligors at their respective address specified above in Section 1 hereof in the definition of “Borrower Contact Information” or “Guarantor Contact Information”, as applicable. The Obligors agree that nothing in this Agreement shall affect the Bank’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Obligor in any other jurisdiction.  The Obligors agree that a final judgment against any of them in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(b)               Nothing in this Section 16 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

(c)                To the extent that any Obligor has acquired or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Obligor hereby irrevocably waives such immunity in respect of its obligations under this Agreement and any Note.

Section 17.           Governing Law. (a) THIS AGREEMENT AND THE NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES.

(b)               For purposes solely of Article 9 of Decree Law No. 4.657 dated September 4, 1942, the transactions contemplated hereby have been proposed to the Borrower by the Bank.

Section 18.           Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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Section 19.           Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Bank and each of its affiliates is hereby irrevocably and unconditionally authorized at any time and from time to time during the term of this Agreement and until all amounts due under this Agreement have been paid in full to the Bank, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Bank (or any other branch of Citibank, N.A., or any affiliate or Subsidiary thereof) to or for the credit or the account of the Borrower or the Guarantor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes delivered hereunder.  The Bank agrees promptly to notify the Borrower or the Guarantor, as applicable, prior to any such setoff and application. The rights of the Bank under this Section 19 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank and its affiliates may have.

Section 20.           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Obligors and the Bank and their respective successors and assigns, except that the Obligors shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Bank. The Bank may (A) assign all or any part of, or any interest in, its rights and obligations hereunder and under any instruments delivered hereunder upon consent by the Borrower, which (i) may not be unreasonably denied, delayed or withheld (provided that any assignment to a competitor shall be deemed not to be unreasonable) and (ii) (x) shall not be required for any assignments to affiliates of Bank or (y) if an Event of Default has occurred or is continuing or (B) sell a participation in all or any part of, or any interest in, its rights and obligations hereunder and under any instruments delivered hereunder; and in connection with such assignment or participation may transfer to the assignee or participant, as applicable thereof such information concerning the Obligors as the said assignee or participant may reasonably require (unless and to the extent expressly prohibited by applicable law), provided that such assignment or participation shall not increase or create additional costs to the Obligors.  To the extent of such assignment, such assignee shall have the same rights and benefits against the Obligors as it would have had if it were the Bank hereunder.

The Obligors acknowledge that the Bank may, from time to time, book or re-book, as applicable, the Advance under this Agreement through any lending office of the Bank, in each case followed by prompt written notice to the Obligors.

Any lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such lender from any of its obligations hereunder or substitute any such pledgee or assignee for such lender as a party hereto.

The Borrower shall maintain at one of its offices a register for the recordation of the names and addresses of the Bank and applicable assignees, and the applicable commitments of, and principal amounts (and stated interest) of the applicable loans owing to, the Bank and any assignee pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Bank and the applicable assignees shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower, the Bank or any assignee, at any reasonable time and from time to time upon reasonable prior notice.  No assignment or transfer of any such commitment or loan hereunder shall be effective, in each case, unless and until recorded in the Register following receipt of the required forms, documents or other certifications, appropriately completed, necessary for such assignee to be exempt from, or entitled to a reduced rate of tax on payments pursuant to this Agreement and the Notes, and to the extent that any such form, document or certification becomes obsolete, such assignee shall upon written request, provide either an updated or successor form, document or certification to the Borrower.

The Bank, when selling a participation pursuant to this Section 20 shall maintain a register on which it records the name and address of each participant and the principal amounts of (and stated interest on) each participant’s participation interest with respect to the loan (a “Participant Register”); provided that the Bank shall have no obligation to disclose all or any portion of the Participant Register to any person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Treasury Regulation Section 5f.103-1 and Proposed Treasury Regulation Section 1.163-5(b) and within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the Bank directly and solely to the Internal Revenue Service.  The entries in the Participant Register shall be conclusive absent manifest error, and the Bank shall treat each person whose name is recorded in the Participant Register as the owner of a participation with respect to the loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

Notwithstanding anything set forth herein, the consent of each Obligor shall be deemed to have been given if not expressly refused by such Obligor on or prior to 10 days after notice has been given in accordance with the notice provisions in Section 13.

Section 21.           Transfer of Information. Each Obligor hereby authorizes the Bank to transfer to any assignee or any other branch of Citibank, N.A., or any affiliate or Subsidiary thereof, regardless of location, such information about each Obligor as the Bank may acquire or come to acquire, including without limitation information concerning the credit relationship between the Bank and each Obligor.

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Section 22.           Waiver of Consequential Damages. Neither the Bank nor any of its affiliates or partners thereof, nor any Obligor (other than as set forth in Section 23) shall have any liability with respect to, and each of the foregoing Persons hereby waives, releases and agrees not to sue upon, any claim for any special, indirect, punitive, exemplary or consequential damages suffered by each such Person in connection with, arising out of, or in any way related to this Agreement or any other related documents or the transactions contemplated hereby or thereby or the relationship established by this Agreement or any other related documents or any act, omission or event occurring in connection therewith. The foregoing waiver and release shall not be deemed to apply to direct compensatory damages.

Section 23.           Indemnification. Each Obligor hereby agrees to indemnify, protect, save and keep harmless the Bank, its officers, directors, shareholders, employees, affiliates, successors, assigns, agents and servants (each, an “Indemnified Party”) from and against, and to pay to the Bank promptly upon demand the amount of, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnified Party in any way relating to or arising out of this Agreement or any action taken or omitted by such Indemnified Party under this Agreement, provided, however, that the Obligors shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnified Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.

Section 24.           Further Assurances. Each Obligor hereby agrees to execute and deliver, at the request of the Bank, such additional documentation as may be requested from time to time by the Bank to evidence its respective obligations hereunder.

Section 25.           Costs and Expenses. (a) The Obligors shall pay on the Bank’s first demand all losses, costs and expenses, if any (including legal fees and costs related therewith) incurred by the Bank in connection with the execution, delivery, administration and enforcement of this Agreement, the Note and the instruments and documents to be delivered hereunder.

(b)               If the Borrower makes any payment of principal of the Advance on any day other than the scheduled amortization date for such payment of principal or on any Interest Payment Date as set forth in the Addendum, or otherwise makes any payment of principal or interest on any day other than the last day of the Interest Period applicable thereto, or fails to borrow the Advance on the date specified therefor pursuant to Section 2 hereof, the Borrower shall reimburse the Bank, on demand, for any financial loss incurred by it as a result of the timing of such payment or such failure, or as a result of liquidating or employing deposits from third parties (“Breakage Costs”), provided that the Bank shall have delivered to the Borrower a certificate as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error.

Section 26.           Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 27.           Confidentiality. The Bank agrees to hold all Confidential Information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices, provided, that nothing herein shall prevent the Bank from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation or judicial process, (ii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Bank prohibited by this Agreement, (iv) in connection with any litigation to which the Bank is a party, or in connection with the exercise of any remedy hereunder or under this Agreement, (v) to the Bank’s legal counsel and independent auditors and accountants, (vi) to the Bank’s branches, subsidiaries, representative offices, affiliates and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), and (vii) subject to provisions substantially similar to those contained in this Section 27, to any actual or proposed participant or assignee.

Section 28.           Survival. Without prejudice to the survival of any other agreement of the Obligors hereunder, the agreements and obligations of the Obligors contained in Sections 6 and 23 above shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

Section 29.           Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the Patriot Act.

Section 30.           Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

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Section 31.           Headings Descriptive; Entire Agreement. The headings of the several sections and clauses of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.  This Agreement and the other transaction documents and the other agreements or documents specifically referred to herein constitute the entire agreement among the parties hereto and thereto regarding the subject matter hereof and thereof and supersede all prior agreements, representations and understandings relating to such subject matter.

Section 32.           Guaranty. (a) The Guaranty. The Guarantor hereby guarantees to the Bank and its successors and assigns, as primary obligor and not merely as surety, jointly and severally liable, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advance and the Note and all other amounts whatsoever from time to time owing to the Bank by the Borrower under this Agreement, the Note or any other agreement or instrument referred to herein or therein (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)               Obligations Unconditional. The obligations of the Guarantor under Section 32(a) above are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the Note or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 32(b) that the obligations of the Guarantor hereunder shall be absolute and unconditional, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder which shall remain absolute and unconditional as described above:

(i)                 at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended or renewed, or such performance or compliance shall be waived;

(ii)               any of the acts mentioned in any of the provisions of this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations, including any change of the manner or place of payment or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with or any substitution, non-perfection or impairment of any collateral securing payment of the Guaranteed Obligations;

(iv)             any Lien granted to, or in favor of, the Bank as security for any of the Guaranteed Obligations shall fail to be perfected;

(v)               any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of the Guaranteed Obligations or the Bank’s rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-U.S. Dollar currency for U.S. Dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on the required rescheduling or restructuring of, or required  approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such jurisdiction or any Governmental Authority that directly or indirectly deprives the Borrower of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of the Guaranteed Obligations);

(vi)             any illegality, lack of validity or enforceability of any Guaranteed Obligation;

(vii)           the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Bank, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(viii)        any change in the corporate existence, structure or ownership of the Borrower, or any bankruptcy, insolvency, reorganization, liquidation or similar proceedings in respect of the Borrower shall be commenced or prosecuted; or

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(ix)             any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Bank that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower or the Guarantor or any other guarantor or surety.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Bank exhausts any right, power or remedy or proceed against the Borrower under this Agreement or the Note or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Without limiting the generality of the foregoing, the Guarantor guarantees that it shall pay the Bank strictly in accordance with the express terms of the Advance and the Note issued in relation thereto, including in the amounts and in the currency expressly agreed to hereunder, irrespective of and without giving effect to any laws of the jurisdiction where the Borrower is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where the Borrower is principally located.

(c)                Reinstatement. The obligations of the Guarantor under this Section 32 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantor agrees that it will indemnify the Bank on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(d)               Remedies. The Guarantor agrees that, as between the Guarantor and the Bank, the obligations of the Borrower under this Agreement and the Note may be declared to be forthwith due and payable as provided in Section 11 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 11) for purposes of Section 32(a) above notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of this Section 32.

(e)                Instrument for the Payment of Money. The Guarantor hereby acknowledges that the guarantee in this Section 32 constitutes an instrument for the payment of money, and consents and agrees that the Bank, at its sole option, in the event of a dispute by the Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under New York CPLR Section 3213.

(f)                Continuing Guarantee. The guarantee in this Section 32 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 33.           Miscellaneous. The parties hereto acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. The Borrower expressly acknowledges that it has had the opportunity to retain and consult with counsel admitted under the laws of the State of New York and that it has elected not to retain such counsel in connection with the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement, the relative bargaining power of the parties or the Borrower’s failure to retain counsel admitted under the laws of the State of New York.

Section 34.           Reliance on Messages. Any message or documentation sent or purported to be sent by the Borrower in any format (which may be formed by exchange of letters, e-mail, other electronic communication or other correspondence) is valid and binding on the Borrower, and the Bank is entitled to rely thereon, irrespective of any error or fraud contained therein or the identity of the individual who sent the message.

Section 35.           Interpolation. Under this Agreement, where an Interest Rate for the Addendum is calculated by reference to a rate quoted for different tenor periods, if the length of the relevant Interest Period is not equal to any period for which such Interest Rate is published, then such Interest Rate shall be the Interpolated Rate for a period equal in length to the relevant Interest Period.

The parties, hereby represented by an authorized signatory who is authorized to sign by means of Electronic Signature (as defined below), acknowledge and agree that if this instrument or any amendments or other documents delivered in connection herewith are executed by Electronic Signature, such execution shall create a binding contract, enforceable against the other parties as if the instrument had been manually executed. No party will challenge the binding and enforceable nature of this instrument or any amendments or other documents delivered in connection herewith on the basis of their electronic execution. “Electronic Signature” means a digital representation of a signature provided via DocuSign or otherwise, or any other symbol or process adopted or used by any person with the intent to execute this instrument, or any amendments or other documents delivered in connection herewith.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, with effects on the Date of the Agreement.

EVE UAM, LLC, as Borrower

By:	/s/
Name:
Title:

EVE HOLDING, INC., as Guarantor

By:	/s/
Name:
Title:

CITIBANK N.A., as Bank
/a/	/a/
By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT A

ADDENDUM − CREDIT AGREEMENT

This Addendum − Credit Agreement (the “Addendum”), made as of October 29, 2024, by and among EVE UAM, LLC., a Delaware limited liability company (the “Borrower”), EVE HOLDING, INC., a Delaware corporation (the “Guarantor”) and CITIBANK, N.A. (the “Bank”),

WITNESSETH:

WHEREAS, the Borrower, the Guarantor and the Bank entered into a Credit Agreement dated as of October 29, 2024 (the “Credit Agreement”, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement);

WHEREAS, pursuant to Sections 2 and 8 of the Credit Agreement, as a condition precedent to the Advance to be made by the Bank pursuant to the Credit Agreement, the Borrower, the Guarantor and the Bank are required to execute the Addendum to the Credit Agreement substantially in the form of Exhibit A thereto; and

WHEREAS, the Borrower and the Bank have determined that on or after October 29, 2024, the Bank will extend an Advance pursuant to the Credit Agreement in the amount of U.S.$50,000,000.

NOW THEREFORE, the Borrower, the Guarantor and the Bank do hereby agree as follows:

                 Amendment to the Credit Agreement. The Borrower and the Bank have executed this Addendum as a condition precedent to the referenced Advance, in satisfaction of the requirements of Sections 2 and 8 of the Credit Agreement. This Addendum shall also constitute an amendment to the Credit Agreement pursuant to Section 12 thereof, such that following the execution of this Addendum, the Credit Agreement shall be deemed to be amended to the effect set forth herein.
                 Making the Advance.  Subject to the satisfaction of the conditions precedent to the Advance set forth in Sections 2 and 8 of the Credit Agreement, the Advance shall be disbursed by the Bank on October 29, 2024, (which shall be the “Disbursement Date”).  The Borrower hereby confirms that the statements set forth in Section 9 of the Credit Agreement are true as of the date hereof. To effect the Advance, the Bank shall use the following payment instructions for this financing:
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[***]

3.                Repayment of the Advance.

Except as may otherwise be specifically provided herein or in the Credit Agreement, the Borrower shall repay to the Bank the aggregate principal amount of the Advance on the following dates in the amounts indicated below;

(x)              On October 29, 2027, U.S.$25,000,000

(y)              On October 29, 2028, U.S.$25,000,000

provided, however, that the last installment shall be sufficient to repay the outstanding obligations under the Credit Agreement in full:

The Borrower shall direct payment to the Bank on each due date of the amount of U.S. Dollars due hereunder (and under the Credit Agreement) with respect to the Advance in accordance with Section 5 of the Credit Agreement. The Borrower shall use the following repayment instructions unless otherwise directed in writing by the Bank:

Payment Instructions:

[***]

4.                Interest. With regard to each calendar day that interest shall accrue on obligations of the Borrower, the rate of interest to be applied to interest obligations of the Borrower with respect to the Advance shall be that rate which is 3.90% per annum plus the Reference Rate for the applicable Interest Period (the “Interest Rate”) calculated over the outstanding amount of the Advance.  The interest of the Advance shall be due and payable on the last Business Day of each fiscal quarter (beginning with the fiscal quarter ending December 31, 2024).

Notwithstanding anything which may be to the contrary herein or in the Credit Agreement, any amount which is not paid on the date such amount shall become due and payable hereunder and under the Credit Agreement shall bear interest from the date when due until the Bank receives such amount at a rate per annum equal to 2% per annum above the Reference Rate (the “Default Rate”) determined as of the date due for payment.

The parties, hereby represented by an authorized signatory who is authorized to sign by means of Electronic Signature (as defined below), acknowledge and agree that if this instrument or any amendments or other documents delivered in connection herewith are executed by Electronic Signature, such execution shall create a binding contract, enforceable against the other parties as if the instrument had been manually executed. No party will challenge the binding and enforceable nature of this instrument or any amendments or other documents delivered in connection herewith on the basis of their electronic execution. “Electronic Signature” means a digital representation of a signature provided via DocuSign or otherwise, or any other symbol or process adopted or used by any person with the intent to execute this instrument, or any amendments or other documents delivered in connection herewith.

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IN WITNESS WHEREOF, the Borrower, the Guarantor and the Bank have executed this Addendum with effects on the date first above written.

EVE UAM, LLC, as Borrower

By:	/s/Johann Christian Jean Charles Bordais
Name:	Johann Christian Jean Charles Bordais
Title:	Manager

EVE UAM, LLC, as Borrower

By:	/s/ Eduardo Siffert Couto
Name:	Eduardo Siffert Couto
Title:	Manager

EVE HOLDING, INC., as Guarantor

By:	/s/Johann Christian Jean Charles Bordais
Name:	Johann Christian Jean Charles Bordais
Title:	Chief Executive Officer

By:	/s/ Eduardo Siffert Couto
Name:	Eduardo Siffert Couto
Title:	Chief Financial Officer

CITIBANK N.A., as Bank

By:	/s/ Andre Carvalho
Name:	Andre Carvalho
Title:	Vice President, Citibank NA

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EXHIBIT B
FORM OF PROMISSORY NOTE

$50,000,000
Dated as of October 29, 2024

FOR VALUE RECEIVED, the undersigned, EVE UAM, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to CITIBANK, N.A. (the “Bank”), payable at such times as are specified in the Credit Agreement referred to below, the principal sum of $50,000,000.  The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.

Both principal and interest hereunder are payable in lawful money of the United States of America (in freely transferable U.S. Dollars) to the Bank, not later than 11:00 a.m. (New York City time) at the principal offices of Citibank, N.A., at 388 Greenwich Street, New York, NY 10013, U.S.A., in same day funds, free and clear of, and without deduction for, any and all present and future taxes, levies, imposts, charges and withholdings whatsoever imposed, assessed, levied, or collected by or for the account of the government of any country or any political subdivision or taxing authority thereof other than the taxes imposed on the income of the Bank by the United States of America or any political subdivision or excluded by clauses (A) through (D) of Section 6(a) of the Credit Agreement.

The Borrower hereby waives presentment at maturity, demand and all notices whatsoever.  The failure of any holder of this Promissory Note to exercise any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Promissory Note is the Note referred to in that Credit Agreement dated as of October 29, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, EVE HOLDING, INC. (the “Guarantor”) and the Bank, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events therein specified. The obligations of the Borrower under this Promissory Note and the Credit Agreement are guaranteed by the Guarantor.

This Promissory Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Promissory Note and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the law of the State of New York, United States.

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EVE UAM, LLC
By: /s/Johann Christian Jean Charles Bordais Name: Johann Christian Jean Charles Bordais Title: Manager	By: /s/ Eduardo Siffert Couto Name: Eduardo Siffert Couto Title: Manager

PAYMENT GUARANTEED BY:

EVE HOLDING, INC

By: /s/Johann Christian Jean Charles Bordais Name: Johann Christian Jean Charles Bordais Title: Chief Executive Officer
By: /s/ Eduardo Siffert Couto Name: Eduardo Siffert Couto Title: Chief Financial Officer

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